Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Thursday, October 29, 2020

TFS FINANCIAL CORPORATION REMAINS STRONG, STABLE AND SAFE
(Cleveland, OH - October 29, 2020) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2020.
The Company reported net income of $13.6 million for the quarter ended September 30, 2020 compared to net income of $21.5 million for the quarter ended September 30, 2019. Net income of $83.3 million was reported for the fiscal year ended September 30, 2020 compared to net income of $80.2 million for the fiscal year ended September 30, 2019. During the fourth fiscal quarter of 2020, net income was reduced by a combination of prepayment fees and additional interest expense recognized as a result of the early termination of certain Federal Home Loan Bank ("FHLB") term borrowings and related interest rate swap agreements. The increase in net income for the fiscal year is primarily the result of higher net gain on the sale of loans, the Company's share of net gain from the sale of commercial property, lower non-interest expense and a lower effective tax rate, partially offset by lower net interest income and an increase in the provision for loan losses.
“Third Federal has remained resilient in the midst of the pandemic and economic uncertainty," said Chairman and CEO Marc A. Stefanski, "Thanks to record low interest rates and incredible effort by our associates, we originated more loans in 2020 than any other year in the company‘s history. First mortgage originations grew from $1.8 billion in 2019 to more than $3 billion in 2020, with excellent credit quality. First mortgage loans have an average credit score of 759 and an average loan-to-value ratio of 68%.
My parents founded Third Federal in 1938 based on three principles:
1.Providing a safe haven for our customers’ hard-earned savings
2.Lending money to people who will pay us back
3.Maintaining a high capital ratio for the proverbial rainy day.
Third Federal continues to be guided by these standards so that we remain Strong Stable and Safe in any economic environment.”
Loan originations, mainly refinances, continued at a strong pace. We sold, or committed to sell, $844.3 million of fixed-rate loans and recorded related gains of $28.4 million during the fiscal year ended September 30, 2020, as we took advantage of the high origination levels, low interest rates and attractive Fannie Mae loan sale prices, while also managing our interest rate risk. Fiscal 2019 loan sales were $117.3 million and recorded gains were $1.9 million.
Net interest income was $50.2 million for the quarter ended September 30, 2020 and $64.3 million for the quarter ended September 30, 2019. Net interest income decreased by $23.1 million, or 8.7%, to $242.3 million, for the fiscal year ended September 30, 2020 from $265.4 million for the fiscal year ended September 30, 2019. The decrease during the quarter and fiscal year included $7.8 million of interest expense recognized for the early termination of certain FHLB term borrowings and related interest rate swap agreements. The Company took advantage of the availability of liquid assets from increased secondary market activity and prepayments on mortgage-backed security investments to terminate these contracts, which should serve to reduce future interest rate expense. The weighted average interest rate, including the impact of the swap contracts, on those advances repaid was 2.92%. Also contributing to the decrease was a compression of the interest rate spread. While prepayments and refinances of higher yielding loans have occurred rather quickly in this historically low rate environment, the replacement of long term borrowings and certificates of deposit, carrying above-market rates, tends to lag that activity. The interest rate spread was 1.23% and 1.52% for the quarter and fiscal year ended September 30, 2020, respectively, compared to 1.65% and 1.73% for the quarter and fiscal year ended September 30, 2019, respectively. The net interest margin was 1.40% and 1.69% for the quarter and fiscal year ended September 30, 2020, respectively, compared to 1.84% and 1.92% for the quarter and fiscal year ended September 30, 2019, respectively.
There was no provision for loan losses recorded during the quarter ended September 30, 2020 compared to a credit of $2.0 million for the quarter ended September 30, 2019. The provision for loan losses was $3.0 million during the fiscal year ended September 30, 2020 compared to a credit of $10.0 million during the fiscal year ended September 30, 2019. The allowance for loan losses was $46.9 million, or 0.36% of total loans receivable, at September 30, 2020, compared to $45.6 million, or 0.34% of total loans receivable, at June 30, 2020 and $38.9 million, or 0.29% of total loans receivable, at September 30, 2019. The increase in the allowance is mainly due to the establishment of a qualitative reserve for potential losses related to the COVID-19 outbreak that led to increased unemployment and deterioration in the overall macro-economic environment. Of the total allowance for loan losses, $28.0 million was allocated to residential mortgage loans and $18.9 million was allocated to home equity loans and lines of credit at September 30, 2020 and $24.0 million was allocated to residential mortgage loans and $14.9 million was allocated to home equity loans and lines of credit at September 30, 2019. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $1.4 million and $5.0 million for the quarter and fiscal year ended September 30, 2020, respectively, and $1.6 million and $6.5 million for the quarter and fiscal year ended September 30, 2019, respectively. The allowance will be determined under the Current Expected Credit Loss (CECL) methodology beginning October 1, 2020.
Total loan delinquencies decreased $7.2 million to $28.2 million, or 0.21% of total loans receivable, at September 30, 2020 from $35.4 million, or 0.27% of total loans receivable, at September 30, 2019. Delinquencies at September 30, 2020 included a $1.6 million decrease in delinquencies on core residential mortgages, a $2.4 million decrease on home today residential mortgages and a $3.2 million decrease on home equity loans and lines of credit when compared to September 30, 2019. Non-accrual loans decreased $17.9 million to $53.4 million, or 0.41% of total loans, at September 30, 2020 from $71.3 million, or 0.54% of total loans, at September 30, 2019.
At September 30, 2020, there were $165.6 million, or 1.26% of total loans receivable, in COVID-19 forbearance plans compared to $230.3 million, or 1.76% of total loans receivable, at June 30, 2020 and $36.0 million at March 31, 2020. These forbearance plans allow borrowers experiencing temporary financial hardships related to COVID-19 to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options. In accordance with regulatory guidance and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, the delinquency and accrual status of accounts in COVID-19 forbearance plans are generally frozen as of a specific date prior to entering a forbearance plan. The majority of our forbearance plans were current at the measurement date with interest income accruing throughout the term of their forbearance and, therefore, are not included in reported delinquency or non-accrual totals.
Total troubled debt restructurings decreased $16.1 million, to $141.3 million at September 30, 2020, from $157.4 million at September 30, 2019. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Non-interest income increased $11.3 million to $17.1 million for the quarter ended September 30, 2020 from $5.8 million for the quarter ended September 30, 2019. The increase primarily related to a $10.7 million increase in the net gain on sale of loans to $11.5 million during the quarter ended September 30, 2020 compared to $0.8 million during the quarter ended September 30, 2019. Non-interest income increased $32.8 million to $53.3 million for the fiscal year ended September 30, 2020 from $20.5 million for the fiscal year ended September 30, 2019. The increase included a $26.5 million increase in net gain on the sale of loans, to $28.4 million during the fiscal year ended September 30, 2020 from $1.9 million during the fiscal year ended September 30, 2019, and the Company's portion of net gain, $4.7 million, on commercial property sold by a partially owned subsidiary of the Company during the current fiscal year.
Non-interest expense increased $5.5 million to $50.6 million for the quarter ended September 30, 2020 from $45.1 million for the quarter ended September 30, 2019. The increase included a $2.5 million increase in marketing expense, a $1.2 million increase in pension expense, related to an increase in lump-sum settlements claimed during the year, $1.1 million of early termination fees related to the prepayment of FHLB advances and related swap contracts in the current year, and a $1.1 million increase in appraisal related expenses due to increased loan origination activity. The increase in marketing expense during the quarter was more timing related, as some marketing efforts were delayed earlier during the year in response to COVID-19. Marketing costs for the year declined $2.9 million when compared to the prior year. Total non-interest expense decreased $1.4 million for the fiscal year ended September 30, 2020 compared to the prior fiscal year.
Total income tax expense decreased $2.4 million, to $3.1 million, for the quarter ended September 30, 2020 from $5.5 million for the quarter ended September 30, 2019 and decreased $5.1 million to $16.9 million for the fiscal year ended September 30, 2020 from $22.0 million for the fiscal year ended September 30, 2019. The decrease includes the impact of a CARES Act provision, which permits a carry back of net tax operating losses to years taxed at higher rates, resulting in a current fiscal year tax benefit of $3.6 million, and excess tax benefits on stock-based compensation awards due to higher average prices on Company stock during the first half of the current fiscal year.
Total assets increased by $99.9 million, or 0.69%, to $14.64 billion at September 30, 2020 from $14.54 billion at September 30, 2019. This change was the primarily the result of increases in cash and cash equivalents, Federal Home Loan Bank stock and prepaid expenses and other assets offset by decreases in investment securities held for sale and mortgage loans held for investment.
The combination of cash and cash equivalents increased $222.9 million, or 81.01% to $498.0 million at September 30, 2020 from $275.1 million at September 30, 2019. This increase is the result of cash flows from maturing investment securities and loan sales in the secondary market which are retained for reinvestment in investment securities and/or loan products that provide higher yields along with longer maturities.

Investment securities available for sale decreased $94.5 million, or 17.25% to $453.4 million at September 30, 2020 from $547.9 million at September 30, 2019. This decrease is a result of cash flows from security repayments and maturities exceeding purchases during the fiscal year. Pay downs on mortgage-backed securities increased due to the historically low mortgage interest rates.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale decreased $59.5 million to $13.14 billion at September 30, 2020 from $13.20 billion at September 30, 2019, reflecting the impact of increased loan sales during the year. The home equity loans and lines of credit portfolio increased $57.3 million and the residential core mortgage loan portfolio, including loans held for sale, decreased $95.0 million during the fiscal year ended September 30, 2020. Commitments originated for home equity loans and lines of credit were $1.32 billion for the fiscal year ended September 30, 2020 and $1.69 billion for the fiscal year ended September 30, 2019. Total first mortgage loan originations were $3.08 billion for the fiscal year ended September 30, 2020, of which 40% were adjustable-rate mortgages and 10% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $1.81 billion for the fiscal year ended September 30, 2019, of which 41% were adjustable-rate mortgages and 5% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2020, $844.3 million of fixed-rate loans were sold or committed for sale, resulting in a pre-tax gain of $28.4 million. During the fiscal year ended September 30, 2019, $117.3 million of fixed-rate loans were sold resulting in a pre-tax gain of $1.9 million.
The amount of Federal Home Loan Bank stock owned increased $34.9 million to $136.8 million at September 30, 2020 from $101.9 million at September 30, 2019, as a result of stock ownership requirements of the FHLB.
Other assets increased $16.8 million to $104.8 million at September 30, 2020 from $88.0 million at September 30, 2019. The increase related primarily to the current year adoption of amended lease accounting guidance, which, as of September 30, 2020, added a $16.0 million right-of-use asset, net of amortization, to the balance sheet.
Deposits increased $459.2 million, or 5.2%, to $9.23 billion at September 30, 2020 from $8.77 billion at September 30, 2019. The increase was the result of a $183.3 million increase in our certificates of deposit ("CDs"), $78.6 million of growth in our money market deposit accounts, a $134.0 million increase in our checking accounts and a $63.9 million increase in our savings accounts for the fiscal year ended September 30, 2020. Total deposits include $553.9 million and $507.8 million of brokered CDs at September 30, 2020 and September 30, 2019, respectively.
Borrowed funds, all from the FHLB, decreased $381.2 million, to $3.52 billion at September 30, 2020 from $3.90 billion at September 30, 2019. This decrease reflects a combination of a $506.1 million reduction in overnight and other short term advances and a net $100.1 million reduction in long term advances, offset by a net $225.0 million increase in 90 day advances that were utilized for longer term interest rate swap contracts. During the fourth quarter of fiscal 2020, $115 million of FHLB advances and $100 million of swap contracts related to those advances were terminated, resulting in the immediate recognition of $8.9 million of interest expense and fees.
Total shareholders' equity decreased $24.9 million to $1.67 billion at September 30, 2020 from $1.70 billion at September 30, 2019. During the fiscal year ended September 30, 2020, other comprehensive income decreased by $62.6 million, primarily due to the net impact of changes in unrealized gains and losses on our swap contracts and available for sale investment securities. Unrealized losses on interest rate swap contracts represent the majority of the change and occur when current market interest rates are lower than those in effect at contract origination. The combined effect of the decrease in other comprehensive income and $55.5 million of quarterly dividends was partially offset by $83.3 million of net income and $10.2 million of adjustments related to our stock compensation and employee stock ownership plans. No shares of our common stock were repurchased during the three months ended September 30, 2020. During the fiscal year ended September 30, 2020, a total of 20,500 shares were repurchased at an average cost of $18.40 per share.
The Company declared and paid a quarterly dividend of $0.28 per share during each of the second, third and fourth fiscal quarters of 2020 and paid a $0.27 per share quarterly dividend during the first fiscal quarter of 2020. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 14, 2020 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to $1.12 per share of possible dividends to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 14, 2021), including a total of up to $0.84 during the three quarters ending December 31, 2020, March 31, 2021, and June 30, 2021. The MHC has conducted the member vote to approve the dividend waiver each of the past seven years under Federal Reserve regulations and for each of those seven years, approximately 97% of the votes cast were in favor of the waiver.

The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). In April 2020, the Association adopted the Simplifications to the Capital Rule ("Rule"), which simplified certain aspects of the capital rule under Basil III. The impact of the Rule was not material to the Association's regulatory ratios. At September 30, 2020 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.39%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.37% and its total capital ratio was 19.96%. Additionally, the Company's Tier 1 leverage ratio was 11.88%, its Common Equity Tier 1 and Tier 1 ratios were each 22.13% and its total capital ratio was 22.71%. The current capital ratios of the Association reflect the dilutive impact of $57.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2019. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of September 30, 2020 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 30, 2020. These slides provide additional information with respect to the Company's response to COVID-19. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2020, the Company’s assets totaled $14.64 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for loan losses;
●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk and operational risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);
●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2020	September 30, 2019
ASSETS
Cash and due from banks	$25,270	$31,728
Other interest-earning cash equivalents	472,763	243,415
Cash and cash equivalents	498,033	275,143
Investment securities available for sale (amortized cost $447,384 and $550,605, respectively)	453,438	547,864
Mortgage loans held for sale ($36,078 and $0 measured at fair value, respectively)	36,871	3,666
Loans held for investment, net:
Mortgage loans	13,104,959	13,189,516
Other loans	2,581	3,166
Deferred loan expenses, net	42,459	41,976
Allowance for loan losses	(46,937)	(38,913)
Loans, net	13,103,062	13,195,745
Mortgage loan servicing rights, net	7,860	8,080
Federal Home Loan Bank stock, at cost	136,793	101,858
Real estate owned, net	185	2,163
Premises, equipment, and software, net	41,594	61,577
Accrued interest receivable	36,634	40,822
Bank owned life insurance contracts	222,919	217,481
Other assets	104,832	87,957
TOTAL ASSETS	$14,642,221	$14,542,356
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,225,554	$8,766,384
Borrowed funds	3,521,745	3,902,981
Borrowers’ advances for insurance and taxes	111,536	103,328
Principal, interest, and related escrow owed on loans serviced	45,895	32,909
Accrued expenses and other liabilities	65,638	40,000
Total liabilities	12,970,368	12,845,602
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,150,006 and 279,962,777 outstanding at September 30, 2020 and September 30, 2019, respectively	3,323	3,323
Paid-in capital	1,742,714	1,734,154
Treasury stock, at cost; 52,168,744 and 52,355,973 shares at September 30, 2020 and September 30, 2019, respectively	(767,649)	(764,589)
Unallocated ESOP shares	(40,084)	(44,417)
Retained earnings—substantially restricted	865,514	837,662
Accumulated other comprehensive loss	(131,965)	(69,379)
Total shareholders’ equity	1,671,853	1,696,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,642,221	$14,542,356

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$103,430	$116,853	$440,697	$458,779
Investment securities available for sale	1,535	3,093	9,707	13,100
Other interest and dividend earning assets	797	2,367	4,894	10,208
Total interest and dividend income	105,762	122,313	455,298	482,087
INTEREST EXPENSE:
Deposits	31,379	38,355	140,242	143,353
Borrowed funds	24,217	19,628	72,788	73,313
Total interest expense	55,596	57,983	213,030	216,666
NET INTEREST INCOME	50,166	64,330	242,268	265,421
PROVISION (CREDIT) FOR LOAN LOSSES	—	(2,000)	3,000	(10,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	50,166	66,330	239,268	275,421
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,363	1,974	8,798	7,318
Net gain on the sale of loans	11,536	764	28,443	1,869
Increase in and death benefits from bank owned life insurance contracts	1,572	1,571	7,153	6,695
Other	1,581	1,490	8,857	4,582
Total non-interest income	17,052	5,799	53,251	20,464
NON-INTEREST EXPENSE:
Salaries and employee benefits	25,967	26,326	104,008	103,991
Marketing services	4,349	1,785	16,512	19,364
Office property, equipment and software	6,439	6,379	25,296	26,432
Federal insurance premium and assessments	2,438	2,627	10,625	10,432
State franchise tax	1,176	1,231	4,690	5,040
Other expenses	10,194	6,750	31,143	28,414
Total non-interest expense	50,563	45,098	192,274	193,673
INCOME BEFORE INCOME TAXES	16,655	27,031	100,245	102,212
INCOME TAX EXPENSE	3,077	5,514	16,928	21,975
NET INCOME	$13,578	$21,517	$83,317	$80,237
Earnings per share—basic and diluted	$0.05	$0.08	$0.30	$0.29
Weighted average shares outstanding
Basic	276,069,983	275,461,118	275,859,660	275,395,529
Diluted	277,704,691	277,644,280	277,803,058	277,374,426

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$466,487	$118	0.10%	$225,466	$1,255	2.23%
Investment securities	—	—	—%	1,290	8	2.48%
Mortgage-backed securities	484,596	1,535	1.27%	555,123	3,085	2.22%
Loans (2)	13,265,564	103,430	3.12%	13,087,435	116,853	3.57%
Federal Home Loan Bank stock	136,793	679	1.99%	100,587	1,112	4.42%
Total interest-earning assets	14,353,440	105,762	2.95%	13,969,901	122,313	3.50%
Noninterest-earning assets	580,574			479,673
Total assets	$14,934,014			$14,449,574
Interest-bearing liabilities:
Checking accounts	$981,012	310	0.13%	$860,990	711	0.33%
Savings accounts	1,588,923	1,019	0.26%	1,451,545	3,409	0.94%
Certificates of deposit	6,681,372	30,050	1.80%	6,404,934	34,235	2.14%
Borrowed funds	3,657,533	24,217	2.65%	3,811,111	19,628	2.06%
Total interest-bearing liabilities	12,908,840	55,596	1.72%	12,528,580	57,983	1.85%
Noninterest-bearing liabilities	337,437			197,364
Total liabilities	13,246,277			12,725,944
Shareholders’ equity	1,687,737			1,723,630
Total liabilities and shareholders’ equity	$14,934,014			$14,449,574
Net interest income		$50,166			$64,330
Interest rate spread (1)(3)			1.23%			1.65%
Net interest-earning assets (4)	$1,444,600			$1,441,321
Net interest margin (1)(5)		1.40%			1.84%
Average interest-earning assets to average interest-bearing liabilities	111.19%			111.50%
Selected performance ratios:
Return on average assets (1)		0.36%			0.60%
Return on average equity (1)		3.22%			4.99%
Average equity to average assets		11.30%			11.93%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$307,902	$1,909	0.62%	$220,458	$4,998	2.27%
Investment securities	—	—	—%	3,308	79	2.39%
Mortgage-backed securities	527,195	9,707	1.84%	555,076	13,021	2.35%
Loans (1)	13,366,447	440,697	3.30%	12,938,824	458,779	3.55%
Federal Home Loan Bank stock	120,011	2,985	2.49%	96,712	5,210	5.39%
Total interest-earning assets	14,321,555	455,298	3.18%	13,814,378	482,087	3.49%
Noninterest-earning assets	540,421			422,738
Total assets	$14,861,976			$14,237,116
Interest-bearing liabilities:
Checking accounts	$917,552	1,477	0.16%	$881,233	3,188	0.36%
Savings accounts	1,530,977	7,775	0.51%	1,381,646	11,676	0.85%
Certificates of deposit	6,621,289	130,990	1.98%	6,388,905	128,489	2.01%
Borrowed funds	3,785,026	72,788	1.92%	3,651,273	73,313	2.01%
Total interest-bearing liabilities	12,854,844	213,030	1.66%	12,303,057	216,666	1.76%
Noninterest-bearing liabilities	298,520			182,598
Total liabilities	13,153,364			12,485,655
Shareholders’ equity	1,708,612			1,751,461
Total liabilities and shareholders’ equity	$14,861,976			$14,237,116
Net interest income		$242,268			$265,421
Interest rate spread (2)			1.52%			1.73%
Net interest-earning assets (3)	$1,466,711			$1,511,321
Net interest margin (4)		1.69%			1.92%
Average interest-earning assets to average interest-bearing liabilities	111.41%			112.28%
Selected performance ratios:
Return on average assets		0.56%			0.56%
Return on average equity		4.88%			4.58%
Average equity to average assets		11.50%			12.30%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.